Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

SeraCare Life Sciences, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-110633 and 333-118124) of SeraCare Life Sciences, Inc. of our reports on Boston Biomedica, Inc. dated March 4, 2004 (Except for Note 15 as to which the date is December 27, 2004) and December 10, 2004 (Except for Note 13 (D) and (E) as to which the date is December 27, 2004) relating to the financial statements of Boston Biomedica, Inc. for the years ended December 31, 2003 and 2002, respectively, which appear in this Current Report on Form 8-K/A of SeraCare Life Sciences, Inc.

/s/ WEINBERG & COMPANY, P.A.

Certified Public Accountants

Boca Raton, Florida

February 22, 2005